Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MAY 2, 2022
TO THE PROSPECTUS DATED APRIL 7, 2022

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•recent acquisitions of properties; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from April 1, 2022 through April 30, 2022, we redeemed 278,242 shares for a total of approximately $4,105,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from April 1, 2022 through June 30, 2022 are limited to approximately $161,697,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Acquisitions
On April 8, 2022, we acquired Northeast Atlanta Distribution Center, a 458,000-square-foot, Class A industrial property located in the Northeast Atlanta industrial submarket. The purchase price was approximately $54 million.
On April 29, 2022, we acquired Cedar Medical Center, a 26,000 square foot medical office property located in Flagstaff, AZ for approximately $17.2 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from April 1 to April 30, 2022, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
April 1, 2022	$14.72	$14.75	$14.76	$14.75	$14.73
April 4, 2022	$14.73	$14.75	$14.77	$14.76	$14.74
April 5, 2022	$14.73	$14.76	$14.77	$14.76	$14.74
April 6, 2022	$14.73	$14.76	$14.77	$14.76	$14.74
April 7, 2022	$14.74	$14.76	$14.78	$14.76	$14.74
April 8, 2022	$14.73	$14.76	$14.77	$14.76	$14.74
April 11, 2022	$14.74	$14.76	$14.78	$14.77	$14.75
April 12, 2022	$14.74	$14.76	$14.78	$14.76	$14.75
April 13, 2022	$14.74	$14.76	$14.78	$14.77	$14.75
April 14, 2022	$14.74	$14.77	$14.78	$14.77	$14.75
April 15, 2022	$14.74	$14.77	$14.78	$14.77	$14.75
April 18, 2022	$14.76	$14.79	$14.81	$14.79	$14.77
April 19, 2022	$14.76	$14.79	$14.81	$14.79	$14.78
April 20, 2022	$14.77	$14.80	$14.81	$14.80	$14.78
April 21, 2022	$14.78	$14.80	$14.82	$14.81	$14.79
April 22, 2022	$14.78	$14.80	$14.82	$14.81	$14.79
April 25, 2022	$14.80	$14.83	$14.84	$14.83	$14.81
April 26, 2022	$14.80	$14.83	$14.84	$14.83	$14.81
April 27, 2022	$14.79	$14.82	$14.84	$14.82	$14.81
April 28, 2022	$14.82	$14.85	$14.86	$14.85	$14.83
April 29, 2022	$14.84	$14.87	$14.88	$14.87	$14.85
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.